UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
August 27, 2009 (Date of Report)
(Date of Earliest Event Reported)
Trubion Pharmaceuticals, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-33054 (Commission File No.)	52-2385898 (IRS Employer Identification No.)
2401 Fourth Avenue, Suite 1050, Seattle, WA 98121
(Address of Principal Executive Offices, including Zip Code)
(206) 838-0500
(Registrant’s Telephone Number, Including Area Code)
None
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
On August 27, 2009, Trubion Pharmaceuticals, Inc. entered into a collaboration agreement with Facet Biotech Corporation (“Facet”) for the joint worldwide development and commercialization of TRU-016, a product candidate in phase 1 clinical development for chronic lymphocytic leukemia, or CLL. TRU-016 is a CD37-directed Small Modular ImmunoPharmaceutical (SMIP™) protein therapeutic. The collaboration agreement includes TRU-016 in all indications and all other CD37-directed protein therapeutics.
Under the terms of the collaboration agreement, Trubion will receive an upfront payment of $20 million in cash and may receive up to $176.5 million in additional contingent payments upon the achievement of specified development, regulatory and sales milestones. The companies will share equally the costs of all development, commercialization and promotional activities and all global operating profits.
With respect to control over decisions and responsibilities, the collaboration agreement provides for a joint steering committee (the “JSC”) consisting of representatives of Trubion and Facet, which shall make decisions by consensus. If the JSC is unable to reach a consensus, then the matter will be referred to Trubion’s and Facet’s respective Chief Executive Officers for resolution. If the respective Chief Executive Officers are unable to resolve such matter, then the matter will be resolved by arbitration.
For each product jointly developed pursuant to the collaboration agreement, the collaboration agreement provides for a (i) lead development party that is responsible for implementing a JSC approved development plan, (ii) lead regulatory party that is responsible for implementing a JSC approved regulatory strategy, (iii) lead manufacturing party that is responsible for product supply and (iv) lead commercialization party that coordinates the implementation of a JSC approved commercialization plan. The JSC has authority to name and change each leading party. Initially, Trubion will be the (i) lead development party for the TRU-016 ongoing clinical trials in the United States, (ii) lead regulatory party forTRU-016 regulatory matters in the United States and (iii) lead manufacturing party for TRU-016.
Under the terms of the collaboration agreement, the parties will not develop or commercialize protein therapeutics directed to CD37 outside of the collaboration agreement.
At predefined times, the parties have the right to opt-out of the collaboration entirely or on a product-by-product basis. Upon a change of control of a party, the other party has the right to opt-out of the collaboration entirely and if the successor party is conducting a program that competes with the programs under the collaboration agreement, then the successor party must either (i) opt-out of the collaboration entirely or (ii) divest the competing program to a third party. If a party exercises its opt-out right with respect to a product, then the parties will no longer share development and commercialization costs for such product and such opting-out party will receive certain royalty payments upon the sale of such product, rather than half of the profits derived from such product. Even if Facet exercises its opt-out right, its obligation to make milestone payments to Trubion continues. In addition, if the party that opts-out is the lead manufacturing party for the opt-out product, then such party must continue to supply the product to the continuing party for up to eighteen months following the opt-out.
Facet can terminate the collaboration agreement at any time, in which event all rights to TRU-016 and other CD37 directed protein therapeutics under the collaboration agreement would revert to Trubion. If Facet terminates the collaboration agreement in the first eighteen months, then Facet must pay Trubion a $10 million termination fee.
If there is a material breach of the collaboration agreement, then the non-breaching party may either terminate the collaboration agreement or continue the collaboration agreement and force the breaching party to opt-out and accept royalties at a reduced rate.
Either party may assign its interest in the collaboration agreement to a third party, provided that the non-assigning party maintains a right of first negotiation over any such assignment. In addition, either Trubion or Facet can freely assign the collaboration agreement without the consent of the other party in connection with certain specified change of control transactions, such as an acquisition.
In connection with the collaboration agreement, Trubion and Facet also entered into a stock purchase agreement, pursuant to which Facet agreed to purchase 2,243,649 shares of newly issued Trubion common stock for an aggregate purchase price of $10 million. The purchase price per share of $4.457025 represents a 35% premium over the sixty-day trading average of Trubion common stock on Nasdaq for the trading period ending immediately prior to the execution of the stock purchase agreement. Trubion agreed that, if requested by Facet no earlier than February 27, 2010, it would file a Form S-3 registration statement to register the resale of the shares of Trubion common stock sold to Facet under the stock purchase agreement. In addition, Trubion granted to Facet certain piggyback registration rights.

Based on its current development plans, Trubion expects that its existing cash plus proceeds from the collaboration and stock purchase agreements with Facet, along with proceeds from its existing alliance with Wyeth, will be sufficient to fund its high priority programs into 2012. The foregoing descriptions of the collaboration agreement and stock purchase agreement are summaries of the material terms of such agreements, do not purport to be complete and are qualified in their entirety by reference to the agreements themselves, which will be filed as exhibits to Trubion’s next quarterly report on form 10-Q.
Item 3.02 Unregistered Sales of Equity Securities.
As set forth in Item 1.01 above, on August 27, 2009, Trubion agreed to sell an aggregate of 2,243,649 shares of newly issued Trubion common stock for an aggregate purchase price of $10 million.
The common stock sold pursuant to the stock purchase agreement were offered and sold in a private placement without registration under the Securities Act of 1933, as amended (the “Securities Act”), or state securities laws, in reliance on the exemptions provided by Section 4(2) of the Securities Act and Regulation D promulgated thereunder and in reliance on similar exemptions under applicable state laws.
Additional information regarding the financing is included under Item 1.01 of this current report and is incorporated herein by reference.
Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On August 24, 2009, in connection with and conditioned upon the execution of the transaction with Facet, the compensation committee of the Trubion board of directors approved the award of certain cash bonuses to the senior management team of Trubion, including Peter Thompson, Michelle Burris, Kate Deeley, Scott Stromatt and Ken Mohler. These bonuses, which represent the accelerated payment of one-third of the 2009 target bonus amounts for these executives, range in amount from approximately $26,000 to approximately $70,000. In addition, as a result of the completion of the transaction, certain performance-based vesting stock option awards, which had previously been granted by the board of directors of Trubion in January 2009 commenced vesting. These stock option awards, which have an exercise price of $1.33 will vest monthly over a period of three years commencing on the date of execution of the Facet transaction. The number of shares is 27,500 shares for all executive officers other than the chief executive officer, whose award is for 40,000 shares.
Item 9.01. Financial Statements and Exhibits.
(d)	Exhibits.
99.1	Press Release of Trubion Pharmaceuticals, Inc. dated August 28, 2009

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRUBION PHARMACEUTICALS, INC.
Date: August 28, 2009	By:	/s/ Kathleen M. Deeley
		Name:	Kathleen M. Deeley
		Title:	Senior Vice President, General Counsel and Corporate Secretary

INDEX TO EXHIBITS

Exhibit No.	Description
99.1	Press Release of Trubion Pharmaceuticals, Inc. dated August 28, 2009